Exhibit 10.1

November 4, 2008

Mr. John McLaughlin

[*]

[*]

Dear John:

On behalf of PDL BioPharma, Inc. (‘PDL’ or ‘we’), I am pleased to extend to you an employment offer for the position of Senior Advisor.  Your employment with PDL will begin on November 6, 2008 (the ‘Employment Date’).

As we have discussed, PDL is undertaking to spin off of its biotechnology operations into a separate publicly traded company, currently named Facet Biotech Corporation (‘Facet’ and such spin-off transaction, the ‘Spin-off’).  You and PDL agree that, subject to and in connection with the Spin-off, PDL shall appoint you, effective as of the Spin-off date, as its President and Chief Executive Officer, reporting to its Board of Directors (the ‘Board’), and you would continue to be employed on the terms and conditions set forth in this offer letter (the ‘Offer Letter’) and you agree to accept such appointment on such terms and conditions.  While we plan to complete the Spin-off by the end of 2008, it is possible for various reasons that the Spin-off may not occur by that time or at all.  If PDL does not complete the Spin-off, for any reason, within six (6) months following the Employment Date (the ‘Spin-off Period’), you will be entitled to resign and PDL will pay to you, within five (5) days of your separation from service, a special lump sum severance amount equal to six (6) months’ Base Salary; provided, however, that you tender your resignation no later than three (3) months following the end of the Spin-off Period.

You agree that you will devote your full business time and efforts to PDL.  You agree that you will not engage in any other business or serve in any position with or as a consultant or adviser to any other corporation or entity (including as a member of such corporation’s or entity’s board of directors or other governing or advising body), without the prior written consent of the Board.  Notwithstanding the foregoing, but only for so long as such activities in the aggregate do not materially interfere with your duties hereunder or create a business or fiduciary conflict, you will not be prohibited from (i) participating in charitable, civic, educational, professional, community or industry affairs (including membership on boards of directors), (ii) managing your passive personal investments, and (iii) continuing your service in the positions that you held as of the date of this Offer Letter, which positions you have disclosed to the Board and set forth on Appendix A hereto, provided that any such service obligation is not materially increased beyond what you have disclosed to us.

Your monthly base salary (as in effect from time to time, ‘Base Salary’) will be $41,666.67 ($500,000/annually), less applicable taxes and withholdings, and will be payable in accordance PDL’s payroll procedures.  Your Base Salary shall be reviewed each year but will not be subject to decrease unless such decrease is part of an overall reduction effected for executive officers of PDL.  Your annual target bonus will be set at fifty percent (50%) of your annual Base Salary.  Your bonus with respect to 2008 service will be prorated from the Employment Date and based on your contribution to PDL’s achievement of its 2008 goals and objectives during 2008 and your individual performance during this period as determined by the Board or the Compensation Committee of the Board.  Your annual bonus payout and the applicable performance goals for subsequent years will be determined annually by the Board or the Compensation Committee.

Effective fifteen (15) days following the Spin-off date, PDL will grant you a special retention incentive award (the ‘Special Retention Incentive’) comprised of two components: (i) the right to receive $700,000 in cash; and (ii) a number of unvested restricted shares of PDL common stock with a Grant Value equal to $300,000.  For this purpose, ‘Grant Value’ means the average of the closing prices of PDL’s common stock for the first ten (10) trading days following the Spin-off date.  Subject to your continued employment, the Special Retention Incentive will vest and become payable upon the earlier to occur of (i) the second anniversary of the Spin-off date, or (ii) a Monetization Event.  For purposes of this Offer Letter, ‘Monetization Event’ means (i) a merger or sale of PDL or a sale of all or substantially all of PDL’s assets, or (ii) any securitization or other monetization of all or substantially all of PDL’s assets.  In the event any dividends or other distributions are paid on PDL’s common stock following the grant of the Special Retention Incentive but prior to the vesting and payment thereof, the amount of the dividends or other distributions payable on the restricted stock component of the Special Retention Incentive shall be withheld, credited to an account in your name, and shall vest and become payable if and when the Special Retention Incentive vests and becomes payable.

If you are terminated without Cause or resign for Good Reason following your accession to the Chief Executive Officer position, but prior to your entitlement to the Special Retention Incentive, you will receive, within five (5) days of your separation from service, a lump sum cash payment equal to the sum of your annual base salary and target bonus.

For purposes of this Offer Letter, ‘Cause’ means the occurrence of any of the following: (i) your intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any PDL documents or records; (ii) your material failure to abide by the PDL’s code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) your material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of PDL (including, without limitation, your improper use or disclosure of PDL confidential or proprietary information); (iv) any willfull act by you that has a material detrimental effect on PDL’s reputation or business; (v) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Board of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by you of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between you and PDL, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach; (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with PDL.  For purposes of the foregoing, no act or omission will be deemed ‘willful’ unless done, or omitted to be done, by you without a reasonable good faith belief that you were acting in the best interest of PDL.

For purposes of this Offer Letter, ‘Good Reason’ means the occurrence of any of the following conditions without your informed written consent: (i) a material diminution in your authority, duties or responsibilities, causing your position to be of materially lesser rank or responsibility within PDL; (ii) a requirement that you report to a corporate officer or other employee rather than directly to the Board or the board of directors of PDL’s parent; (iii) a material reduction in your Base Salary or bonus, unless reductions comparable in amount and duration are concurrently made for all other PDL officers; or (iv) any action or inaction by a PDL that constitutes, with respect to the you, a material breach of this Offer Letter.

We currently also offer to our employees a welfare benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage, in which you will be eligible to participate in accordance with PDL guidelines.  You acknowledge that in connection with the Spin-off, PDL will transfer its welfare benefit plans to Facet and PDL would need to establish a new set of welfare benefit plans following the Spin-off.  The new welfare benefit plans to be established following the Spin-off will be reasonably comparable to those currently maintained by the company, and to the extent the transition involves your making a COBRA or similar election in connection with the Spin-off and PDL’s transfer of its welfare benefit plans to Facet, PDL will reimburse you for the incremental cost of the transitional coverage provided pursuant to any such election.

Your employment with PDL will not be for a set term, and you will be an at-will employee.  As a PDL employee, you will be free to resign at any time, just as we will be free to terminate your employment at any time, with or without Cause.  There will be no express or implied agreements to the contrary.  By signing this Offer Letter, you agree to waive any right to participate in the PDL  Executive Retention and Severance Plan or any other severance plan maintained by PDL from time to time.

PDL intends that payments and benefits provided to you pursuant to this Offer Letter be exempt from or comply with all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended.  Any ambiguities in this Offer Letter shall be construed in a manner consistent with such intent.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States.

To indicate your acceptance of our offer, please sign and date this Offer Letter in the space provided below and return it, along with a signed copy of the enclosed Proprietary Information and Invention Assignment Agreement, to Francis Sarena in the enclosed envelope.  By executing this Offer Letter, you hereby represent that your execution hereof and performance of your obligations hereunder do not and will not contravene or otherwise conflict with any other agreement to which you are a party or any other legal obligation applicable to you.  This Offer Letter, along with the Proprietary Information and Invention Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you.  This Offer Letter may not be modified or amended except by a written agreement, signed by PDL and you.

We are very excited at the prospect of your joining PDL.  This offer will remain open until November 6, 2008, at which time it will expire if not previously accepted.

Sincerely,

PDL BioPharma, Inc.	Accepted by:

/s/ Francis Sarena	/s/ John McLaughlin

Francis Sarena Vice President, General Counsel and Secretary	John McLaughlin
11/04/08
Date

Appendix A

Current Board Positions

Peak Surgical, private commercial stage medical device company

Seattle Genetics, public development stage biotech company

Current Consultancies

Anesiva, Inc., a public commercial stage biotech company, which expires on June 30, 2009